EXHIBIT 10.28

November 8, 2016*
*Replaces letter dated August 31, 2016, which was revised to correct LTI compensation information

Gregg Tanner

Dear Gregg:

This letter is to confirm that your position as Chief Executive Officer will continue through December 31, 2016.  Your scope of duties and responsibilities as Chief Executive Officer are unaffected through that date.

On January 1, 2017, you will continue as a Dean Foods employee and transition into an interim assignment as Senior Management Advisor.  Here are the terms of this interim assignment, which, as discussed, is effective from January 1-May 31, 2017:

Base Salary

You will be paid $47,083.33 on a semi-monthly basis, less applicable payroll withholdings and taxes.

Incentive Opportunity

You will continue to be eligible to earn an incentive as a participant in the Dean Foods Corporate Short-Term Incentive (STI) Plan.  For 2017, your target amount is 140% of your base salary, and, following your termination of employment on May 31, 2017, your STI payment will be paid at target for January 1-May 31, 2017 ($659,166.67 less applicable payroll withholdings and taxes).

Long Term Incentive Compensation

Except for the grant of 34,653 restricted stock units that will be issued pursuant to your 2007 employment letter on December 1, 2016, you will not receive additional Long Term Incentive grants under the Dean Foods Long Term Incentive Program.

Paid Time Off (PTO)

You will be eligible for ten (10) PTO days during this interim assignment.  PTO accrued in 2017 but unused before May 31, 2017 will be paid upon separation from the Company.

Benefits Plan

You will continue to be eligible to participate in the Dean Foods SmartChoice Benefits program and the Dean Foods 401(k) Plan, in each case through May 31, 2017.

2711 North Haskell Avenue, Suite 3400, Dallas, Texas 75204

Executive Physical

You will continue to be eligible for a Company-paid Executive Physical at the Cooper Institute during this interim assignment.

Insider Trading

You will continue to be subject to the Company’s Insider Trading Policy, including all preclearance and reporting requirements applicable to both you and certain of your family members and affiliates.

Executive Severance

You will continue to be covered by the Dean Foods Amended and Restated Executive Severance Pay Plan (the “Executive Severance Plan”) with the Severance Benefits applicable to the Chief Executive Officer. The Company agrees that termination of your employment on May 31, 2017, will be a Qualifying Termination under the Executive Severance Plan.

Other Agreements

Except as expressly modified above, your other agreements, awards and arrangements with the Company are unaffected and will continue in accordance with their terms.

Employment Status

You will continue to be required to comply with the Dean Foods Code of Ethics as a condition of employment. Your employment is on an at-will basis.

Conclusion

Gregg, the Board of Directors and I greatly appreciate your many contributions and years of valuable service to Dean Foods and look forward to your continued commitment through May 31, 2017. We thank you for training your successor and thank you in advance for continuing his training through December 31, 2016 and assisting with his transition through May 31, 2017.

Best regards,

/s/ JIM TURNER
Jim Turner
Chairman of the Board

Agreed and accepted:

/s/ GREGG TANNER        Date: 11/8/2016*
Gregg Tanner